April 5, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Notox Technologies Corp. (the “Company”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of the Company dated April 5, 2019. We agree with the statements concerning our firm in such Form 8-K.

Yours very truly,